Exhibit 99.1

Parkway Acquisition Corp. Announces Third Quarter 2018 Results

FOR IMMEDIATE RELEASE
For more information contact:
Allan Funk, President & CEO – 276-773-2811
Blake Edwards, Senior Executive VP & CFO – 276-773-2811

FLOYD, VA, and INDEPENDENCE, VA, November 9, 2018 /PRNewswire-FirstCall/ -- On November 9, 2018, Parkway Acquisition Corp. ("Parkway" or the "Company") (OTC QX: PKKW) – the holding company for Skyline National Bank ("Skyline") – announced third quarter 2018 earnings.

As previously announced, Parkway and Great State Bank ("Great State") merged on July 1, 2018, with Parkway as the surviving corporation.  (For accounting purposes, Parkway is considered the acquiror and Great State is considered the acquiree in the transaction. As such, all information contained herein as of and for periods prior to July 1, 2018 reflects the operations of Parkway prior to the merger.)

Results of Operations for the Three Months ended September 30, 2018 and 2017

Parkway recorded net income of $1.7 million, or $0.28 per share, for the quarter ended September 30, 2018 compared to net income of $1.2 million, or $0.23 per share, for the same period in 2017.  Pre-tax earnings totaled $2.1 million for the third quarter of 2018 compared to pre-tax earnings of $1.7 million for the same period in 2017.  The increase in net income of $558 thousand from the third quarter of 2017 to the third quarter of 2018 was due primarily to the merger with Great State which was completed on July 1, 2018.

Total interest income increased by $1.9 million for the quarter ended September 30, 2018 compared to the quarter ended September 30, 2017, while interest expense on deposits increased by $188 thousand over the same period.  The increase in interest income was attributable primarily to the merger with Great State which added approximately $95.1 million in loans to the Company's earning assets.  Accretion of purchased loan discounts increased interest income by $443 thousand in the third quarter of 2018 compared to just $227 thousand in the third quarter of 2017, representing an increase of $216 thousand.  The increase came mainly as a result of the Great State merger.

Interest expense on deposits increased by $188 thousand due to the addition of interest-bearing deposits from the Great State merger.  Amortization of premiums on acquired time deposits, which reduces interest expense, totaled $144 thousand in the third quarter of 2018, compared to just $45 thousand in the third quarter of 2017, representing an increase of $99 thousand.  The increase, again was primarily due to the Great State merger.

The provision for loan losses was $113 thousand for the quarter ended September 30, 2018, compared to $75 thousand for the quarter ended September 30, 2017.  The reserve for loan losses at September 30, 2018 was approximately 0.64% of total loans compared to 0.83% at September 30, 2017.  Management's estimate of probable credit losses inherent in the acquired Great State loan portfolio was reflected as a purchase discount which will continue to be accreted into income over the remaining life of the acquired loans in addition to the previously acquired loan portfolio from the merger with Cardinal Bankshares Corporation.  As of September 30, 2018, the remaining unaccreted discount on the acquired loan portfolios totaled $5.5 million.

Total noninterest income was $1.2 million in the third quarter of 2018 compared to $1.0 million in the third quarter of 2017.  The increase was due to the merger with Great State as well as nonrecurring income from life insurance contracts totaling $74 thousand.

Total noninterest expenses increased by $1.4 million for the quarter ended September 30, 2018 compared to the quarter ended September 30, 2017, due to the Great State acquisition as well as an increase in employee benefit costs, as actual health insurance claims have exceeded both current year expected claims as well as prior year actual claims.  As a result of the Great State acquisition and the increased health insurance costs, total salary and benefit costs increased by $672 thousand for the third quarter of 2018 compared to the same quarter in 2017.

Income tax expense decreased from $520 thousand for the quarter ended September 30, 2017 to $420 thousand for the quarter ended September 30, 2018, despite the increase in pre-tax earnings, due to a reduction in tax rates pursuant to the Tax Cuts and Jobs Act, which became effective January 1, 2018 and reduced the Company's marginal federal income tax rate from 34% to 21%.

Results of Operations for the Nine Months ended September 30, 2018 and 2017

For the nine months ended September 30, 2018, total interest income increased by $2.0 million compared to the nine-month period ended September 30, 2017.  The increase in interest income was attributable primarily to the merger with Great State as discussed above.  Accretion of purchased loan discounts increased interest income by $803 thousand in the first nine months of 2017 compared to just $730 thousand in the first nine months of 2018, representing a decrease of $73 thousand.

Interest expense on deposits increased by $189 thousand due to the addition of interest-bearing deposits from the Great State merger.  Amortization of premiums on acquired time deposits, which reduces interest expense, totaled $197 thousand in the first nine months of 2018, compared to $192 thousand in the first nine months of 2017.  Interest on borrowings increased by $32 thousand due to overnight borrowings which were accessed in the second and third quarters of 2018 along with FHLB Advances that were acquired as part of the Great State merger.

The provision for loan losses for the nine-month period ended September 30, 2018 was $258 thousand, compared to $233 thousand for the nine-month period ended September 30, 2017.

Noninterest income increased by $519 thousand for the first nine months of 2018, compared to the same period in 2017.  The increase was due to the merger with Great State as well as nonrecurring proceeds from life insurance contracts totaling $303 thousand in 2018.  Securities gains decreased by $121 thousand for the nine-month period ended September 30, 2018 compared to the same period last year as increases in interest rates led to decreases in the market value of the Bank's investment securities portfolio.

Total noninterest expenses increased by $1.3 million for the nine-month period ended September 30, 2018, compared to the same period in 2017. The increase was due primarily to the Great State acquisition and the increase in benefit costs discussed above.  Salaries and employee benefits increased by $930 thousand in 2018 compared to 2017.

In total, income before taxes increased by $885 thousand over the first nine months of 2018 compared to the first nine months of 2017.  Income tax expense decreased by $202 thousand over the prior year, resulting in an increase in net income of $1.1 million for the nine months ended September 30, 2018 compared to the same period in 2017.

Balance Sheet

Effective July 1, 2018 the Company completed its previously announced merger with Great State, pursuant to the Agreement and Plan of Merger, dated March 1, 2018.  In connection with the merger with Great State, the Company acquired $145.5 million in assets at fair value, including $95.1 million in loans.  The Company also assumed $133.6 million of liabilities at fair value, including $130.6 million of total deposits with a core deposit intangible asset recorded of $2.4 million, and goodwill of $3.8 million.

With the Great State merger, total assets increased by $131.7 million from December 31, 2017 to September 30, 2018.  Net loans increased by $112.6 million, federal funds sold increased by $11.4 million, and interest-bearing deposits in banks increased by $741 thousand.

Total deposits increased by $112.9 million from December 31, 2017 to September 30, 2018 as a result of the merger.  Noninterest bearing deposits increased by $21.1 million from December 31, 2017 to September 30, 2018, while interest bearing deposits increased by $91.8 million over the same time period.    FHLB Advances increased by $1.0 million due to the merger with Great State.

Stockholders' equity totaled $74.4 million at September 30, 2018 compared to $57.2 million at December 31, 2017, an increase of $17.2 million.  $15.5 million of the increase is due to the issuance of common stock in connection with the merger with Great State.  The remaining increase was due to earnings of $3.7 million, less a net change in unrealized depreciation of investment securities classified as available for sale totaling $846 thousand, and the payment of dividends of $1.1 million.  Book value increased from $11.39 per share at December 31, 2017 to $11.98 per share at September 30, 2018.  Skyline remains well capitalized with Common equity tier 1 capital, Tier 1 risk-based capital, Total risk based capital, and Tier 1 leverage ratios of 12.05%, 12.05%, 12.68%, and 9.78%, respectively, as of September 30, 2018.

President and CEO Allan Funk noted, "We are pleased with our third quarter results, and with the successful acquisition and systems conversion of Great State Bank.  We are also happy to welcome Mike Holland to our commercial lending team.  Mike will soon be opening a loan production office in Hickory, North Carolina, and will be responsible for building new business relationships for us in this expansion market."

Forward-looking statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. These include statements as to the benefits of or other expectations regarding the Cardinal merger and the Great State merger, future financial performance, and any other statements regarding future results or expectations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. Our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the combined company and its subsidiaries include, but are not limited to: the ability to obtain required regulatory and shareholder approvals and meet other closing conditions to the Great State merger; the ability to complete the Great State merger as expected and within the expected time frame, or at all; the ability to implement integration plans associated with the Great State merger, which integration may be more difficult, time-consuming or costly than expected; disruptions to customer and employee relationships and business operations caused by the Great State merger or the Cardinal merger; the ability to achieve the expected revenues, cost savings and synergies contemplated by the Great State merger or the Cardinal merger within the expected time frame, or at all; changes in interest rates, general economic conditions; the effect of changes in banking, tax and other laws and regulations and interpretations or guidance thereunder;  monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the combined company's market area; the implementation of new technologies; the ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  We undertake no obligation to update or clarify these forward‐looking statements, whether as a result of new information, future events or otherwise.

(See Attached Financial Statements for quarter ending September 30, 2018)

Parkway Acquisition Corp.
Condensed Consolidated Balance Sheets
September 30, 2018; December 31, 2017; September 30, 2017

	September 30,	December 31,	September 30,
(dollars in thousands except share amounts)	2018	2017	2017
	(Unaudited)	(Audited)	(Unaudited)
Assets
Cash and due from banks	$8,593	$6,367	$6,978
Interest-bearing deposits with banks	9,480	8,739	8,968
Federal funds sold	19,168	7,769	4,478
Investment securities available for sale	45,787	50,675	51,933
Restricted equity securities	2,053	1,388	1,388
Loans	537,459	424,871	423,273
Allowance for loan losses	(3,444)	(3,453)	(3,530)
Net loans	534,015	421,418	419,743
Cash value of life insurance	17,298	17,348	17,237
Foreclosed Assets	15	-	-
Properties and equipment, net	20,749	17,646	17,713
Accrued interest receivable	2,130	1,737	1,579
Core deposit intangible	4,111	2,045	2,115
Goodwill	3,764	-	-
Deferred tax assets, net	2,599	2,965	4,598
Other assets	9,915	9,864	9,739
Total assets	$679,677	$547,961	$546,469

Liabilities
Deposits
Noninterest-bearing	$151,916	$130,847	$126,944
Interest-bearing	449,427	357,594	359,255
Total deposits	601,343	488,441	486,199

FHLB Advances	1,000	-	-
Accrued interest payable	186	46	140
Other liabilities	2,713	2,292	2,333
Total liabilities	605,242	490,779	488,672

Stockholders' Equity
Common stock and surplus	41,660	26,166	26,166
Retained earnings	35,131	32,526	32,492
Accumulated other comprehensive income (loss)	(2,356)	(1,510)	(861)
Total stockholders' equity	74,435	57,182	57,797
Total liabilities and stockholders' equity	$679,677	$547,961	$546,469
Book value per share	$11.98	$11.39	$11.51
Tangible book value per share	$10.71	$10.98	$11.09

Asset Quality Indicators
Nonperforming assets to total assets	0.86%	0.97%	1.05%
Nonperforming loans to total loans	1.09%	1.26%	1.36%
Allowance for loan losses to loans at end of period	0.64%	0.81%	0.83%

Parkway Acquisition Corp.
Condensed Consolidated Statement of Operations
For the Three and Nine Months Ended September 30, 2018 and 2017

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollars in thousands except share amounts)	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans and fees on loans	$7,063	$5,222	$17,420	$15,390
Interest-bearing deposits in banks	27	14	62	36
Federal funds sold	89	21	127	80
Interest on taxable securities	301	319	898	993
Dividends	13	6	52	62
	7,493	5,582	18,559	16,561
Interest expense
Deposits	558	370	1,296	1,107
Interest on borrowings	6	1	33	1
	564	371	1,329	1,108
Net interest income	6,929	5,211	17,230	15,453

Provision for loan losses	113	75	258	233
Net interest income after
provision for loan losses	6,816	5,136	16,972	15,220

Noninterest income
Service charges on deposit accounts	413	350	1,132	987
Other service charges and fees	473	417	1,323	1,187
Net realized gains on securities	-	13	5	126
Mortgage origination fees	137	91	281	203
Increase in cash value of life insurance	97	111	319	333
Life insurance income	74	-	303	-
Other income	32	39	87	95
	1,226	1,021	3,450	2,931
Noninterest expenses
Salaries and employee benefits	3,161	2,489	8,459	7,529
Occupancy and equipment	709	555	1,965	1,652
Foreclosed asset expense, net	18	17	16	33
Data processing expense	351	306	953	885
FDIC Assessments	47	75	185	225
Advertising	148	138	424	471
Bank franchise tax	109	82	319	250
Director fees	69	52	199	190
Professional fees	120	99	340	309
Telephone expense	115	92	302	279
Core deposit intangible amortization	219	70	359	212
Merger related expenses	359	56	856	698
Other expense	482	449	1,372	1,630
	5,907	4,480	15,749	14,363
Net income before income taxes	2,135	1,677	4,673	3,788

Income tax expense	420	520	945	1,147
Net income	$1,715	$1,157	$3,728	$2,641

Net income per share	$0.28	$0.23	$0.69	$0.53
Weighted average shares outstanding	6,213,275	5,021,376	5,423,042	5,021,376
Dividends declared per share	$0.10	$0.08	$0.21	$0.16